UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
PROFESSIONAL VETERINARY PRODUCTS, LTD.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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Phone Script for Voting Reminder Calls:
(Opening) Hello, My name is                     , and I’m calling from Professional Veterinary Products for Dr.                     . We are calling shareholders as a courtesy to encourage them to vote at our upcoming annual meeting.
(If the doctor is available)
Hello Dr.                     . My name is                     , and I’m calling from Professional Veterinary Products to remind you we need your vote. As a PVP shareholder, you are being asked to vote on the election of our board of directors. Information about the proposals and our voting procedures was mailed on November 26th. You may vote by phone, facsimile, mail or on the Internet. Each shareholder is issued an individual control number, so accessing the information and voting is easy and completely secure. If you don’t have the letter that was sent in November, I can fax you a one-page document with the details, which includes your control number, voting instructions, and how to request a paper copy of the proxy materials.
(Wait for a response). If yes, confirm the fax number and tell the doctor the information will be faxed shortly.
(Closing) Thank you for your time, Dr.                     . We encourage you to review the proxy materials and cast your vote at your earliest convenience. If you have any questions, please contact Pam Mittlieder at (402) 829-5362. Good-bye.

Voicemail/Message Script for Voting Reminder Calls:
Hello, My name is                     , and I’m calling from Professional Veterinary Products. We are calling shareholders as a courtesy to encourage them to vote at our upcoming annual meeting.
(If the doctor is NOT available or you receive the doctor’s voicemail)
Your vote is important. As a PVP shareholder, you are being asked to vote on the election of our board of directors. All proposals are discussed in PVP’s proxy materials, which were distributed to shareholders on November 26th. You may vote by phone, facsimile, mail or on the Internet. If you don’t have the letter that was sent in November or if you have any questions, please contact Pam Mittlieder at (402) 829-5362. We encourage you to review the proxy materials and cast your vote at your earliest convenience. Thank you. Good-bye.